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NEWS RELEASE

[APOGEE LOGO]

FOR IMMEDIATE RELEASE
MONDAY, JANUARY 12, 1998


         RUSSELL HUFFER, GLASS TECHNOLOGIES CHIEF, NAMED APOGEE CEO;
             DON GOLDFUS REMAINS CHAIRMAN UNDER SUCCESSION PLAN


MINNEAPOLIS, Minnesota, January 12, 1998--Apogee Enterprises, Inc. (Nasdaq:
APOG) today announced the election of Russell Huffer, 48, president of Apogee's fast-growing Glass Technologies segment, as president and chief executive officer, succeeding Donald W. Goldfus, 63, who will remain chairman of the firm. Huffer also was named to the board of directors.

The board's selection of Huffer reflects both his long-term contributions to Apogee's advancements in higher technology applications of glass and the importance of the Glass Technologies sector in Apogee's growth plans. The appointment, effective immediately, brings to fruition a management succession process that has been underway at Apogee for more than two years.

"It is more than gratifying to take the helm at Apogee at this moment in our history," Huffer said. "Although we have recently faced some difficult challenges, we are optimistic about the future and our overall plan for the company is on track. The depth of expertise and initiative that defines Apogee's culture is a powerful competitive advantage in each of our markets," he added.

Huffer joined Apogee in 1986 as Vice President and General Manager of Viracon, Inc., an Apogee subsidiary. He was promoted to president of the Glass Technologies segment in 1996. During the past two years, the Glass Technologies business has been the strongest of Apogee's three business segments.


                                   -more-

For Further Information:

Donald W. Goldfus   Apogee Enterprises, Inc. Michael Rosenbaum or
Chairman & CEO, or  7900 Xerxes Ave. South   Larry Stein
Terry L. Hall, CFO  Minneapolis, MN 55431    The Financial Relations Board, Inc.
                    (612) 835-1874           Chicago, IL 60611
                                             (312) 266-7200
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Apogee Enterprises, Inc.
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Huffer graduated in 1971 from the United States Air Force Academy with a degree in Engineering and Liberal Arts and later earned a Masters in Administration from Troy State University.

"It has been a pleasure to watch Russ Huffer develop into a top-flight manager and leader over the years," Goldfus said, "He is exactly the kind of sharp, technologically adept and farsighted manager that Apogee needs as its new chief executive."

Goldfus, who succeeded Apogee founder Russell H. Baumgardner as chief executive in 1986 and then as chairman in 1988, has indicated a plan to retire in June of 1999, at the time of Apogee's annual meeting. He joined the company as advertising manager in 1959, when Apogee consisted of three Harmon Glass stores in the Twin Cities.

Apogee Enterprises is a leader in building products and services, automotive glass and optical coatings on glass and other substrates. Headquartered in Minneapolis, the company's stock is traded on the NASDAQ National Market System under the symbol APOG.

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         SIMPLY DIAL 1-800-PRO-INFO AND ENTER THE COMPANY TICKER APOG.